EXECUTION

                    STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-4



                                TERMS AGREEMENT

                                                     Dated: April 27, 1998

          To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of April 1, 1998 (the "Trust Agreement").

          Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 1998-4.

Terms of the Series 1998-4 Certificates: Structured Asset Securities Corporation Series 1998-4 Mortgage Pass-Through Certificates, Class A-1, Class A-2, Class M-1, Class M-2, Class B, Class X and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund will consist of fixed and adjustable rate, fully amortizing and balloon, conventional, first lien residential mortgage loans (the "Mortgage Loans"). Only the Class A-1, Class A-2, Class M-1, Class M-2 and Class B Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-47499

Certificate Ratings: It is a condition to the issuance of the Class A Certificates that they be rated "AAA" by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"). It is a condition to the issuance of the Class M-1 Certificates that they be rated "AA" by S&P, it is a condition to the issuance of the Class M-2 Certificates that they be rated "A" by S&P and it is a condition to the issuance of the Class B Certificates that they be rated "BBB" by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  April 1, 1998.

Closing Date: 10:00 A.M., New York time, on or about April 30, 1998. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.


     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                      LEHMAN BROTHERS INC.

                                      By:

                                      Name:  Theodore P. Janulis

                                      Title:   Managing Director

Accepted:

STRUCTURED ASSET SECURITIES
  CORPORATION

By:
    _____________________________
    Name:   Stanley P. Labanowski
    Title:  Authorized Signatory


Schedule 1

                     Initial
                    Certificate         Certificate           Purchase
                     Principal            Interest              Price
Class                Amount(1)              Rate              Percentage

Class A-1           $313,331,000            (2)                 100%
Class A-2            313,331,000            (2)                 100%
Class M-1             62,173,000            (2)                 100%
Class M-2             29,454,000            (2)                 100%
Class B               25,810,000            (2)                 100%

-------------------------
(1)      Approximate.
(2) Interest will accrue on the Class A-1, Class A-2 Class M-1, Class M-2 and Class B Certificates at the applicable per annum rate described in the Prospectus Supplement.